Exhibit 10.1
January 8, 2021
Marc Whitten
[email address intentionally omitted]
Re: Offer of Employment by Unity Technologies SF
Dear Marc
I am very pleased to confirm our offer to you of employment with Unity Technologies SF (the "Company"). You will report to John Riccitiello, CEO in the position of SVP/GM Create Solutions. The terms of our offer and the benefits currently provided by the Company are as follows:
1.Starting Salary. This is an exempt position. Your starting base salary will be USD $29,166 per month (USD $350,000 on an annualized basis). Any salary will be paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions required by law.
2.Corporate Bonus. You are eligible to receive a discretionary corporate bonus of up to 75% of your earned annual salary during the previous fiscal year pursuant to the terms of the discretionary bonus letter that will be provided to you outside of this agreement and only to the extent determined appropriate by the Company in its sole discretion. In order to be eligible to receive a discretionary corporate bonus, you must be employed by the Company on the date that corporate bonuses are paid. Any bonus amount will be paid out less all applicable taxes, withholdings, and deductions required by law.
3.Start Date. Your start date will be February 8, 2021 (“Start Date”).
4.Location and Travel. You will work from the Company’s office in Bellevue, WA, and be expected to travel as appropriate.
5.Benefits. Beginning on the Start Date, you will be eligible to participate in any benefits plans offered to the employees of the Company. A presentation of our benefits program will be given to you during your first month of employment. The Company may modify benefits policies from time-to-time, as it deems necessary.

6.Confidentiality; Company Rules and Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Nondisclosure, Assignment and Non-Solicitation Agreement," attached as Attachment 1, as a condition of your employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in so the company may assess whether a conflict exists. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You will also be required to abide by all Company rules and policies. Therefore you will be asked to acknowledge that you have read the employee handbook and supplemental policies, which will be provided to you during your onboarding. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.
7.Global Privacy Notice to the Workforce. You confirm that you have read and understood Unity’s Data Privacy Policy attached to this offer.
8.No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning restricted stock units or stock options granted to you, if any, under the Plan (as defined below) and the Company's Employee Nondisclosure, Assignment and Non-Solicitation Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
9.Restricted Stock Units. We will Recommend to the Board of Directors of the Company that you be granted restricted stock units (“RSUs”) to acquire up to two hundred and fifty thousand (250,000) shares of the Company’s common stock under our 2020 Equity Incentive Plan (the “Plan”) Settlement of the RSUs will be conditioned on the satisfaction of a single vesting requirement known as a “Time-Based Requirement. The time-based requirement will be satisfied at the rate of:
•12.5% of the RSUs on the Company’s designated quarterly vest date following your 6-month anniversary
•12.5% of the RSUs on the Company’s designated quarterly vest date following your 12-month anniversary
•An additional 6.25% on a quarterly basis thereafter, so long as you remain employed by the Company.
The grant of such RSUs by the Parent Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company.
In the spirit of making sure there is no miscommunication, we’re adding an extra sentence here to remind you that— we make no promises with respect to the potential value or liquidity of our stock. Further details on the Plan and the terms and conditions of any specific grant to you will be provided upon approval of such grant by the Parent Company's Board of Directors.

10.Stock Options. In addition, we will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to one hundred thousand (100,000 shares of Common Stock (the “Options”) of Unity Software Inc. (the “Parent Company”) under our 2020 Equity Incentive Plan (the “Plan”) at the fair market value of the Parent Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant. These Options, which you will be given the opportunity to purchase if approved, will vest at the rate of 25% on the first anniversary of your Start Date, and an additional 1/48 per month thereafter, so long as you remain employed by the Company. However, the grant of such Options by the Parent Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Parent Company. There is no strike price listed in this letter because 1) the Options have not been approved 2) when they are approved the Board will assign a price to them based on a number of factors including the 409A value.
In the spirit of making sure there is no miscommunication, we’re adding an extra sentence here to remind you that— we make no promises with respect to the potential value or liquidity of our stock. Further details on the Plan and the terms and conditions of any specific grant to you will be provided upon approval of such grant by the Parent Company's Board of Directors.
11.Vesting Acceleration Under the Executive Severance Plan. You are eligible to participate in the Executive Severance Plan (“Severance Plan”), which will be provided to you separately. If you accept the terms of the Severance Plan, notwithstanding the foregoing vesting schedules listed in the Stock Options, and Restricted Stock Units section above, you will be eligible for accelerated equity vesting under certain circumstances
12.At Will Employment. While we look forward to a long relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.
13.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14.Arbitration. You and the Company agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, or other forms of compensation, and/or discrimination (including harassment) based upon any federal, state or other ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. The parties further agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, Equal Employment Opportunity Commission, disputes solely before government agencies, claims under applicable workers’ compensation law, and unemployment claims). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be final and binding on the parties and shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The Company agrees to pay the fees and costs of the arbitrator. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, inform the Company’s Human Resources Department and a hardcopy will be provided to you. As in any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees of the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act and the California Arbitration Act, including Cal. Civ. Proc. Code § 1283.05.
15.Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
16.Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.
17.Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in Section 10, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).
18.Background Check. This offer is contingent upon the successful completion of background and reference checks.

19.Acceptance. This offer will remain open until January 20, 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company
Very truly yours,

By: /s/ Scott Pitasky

Scott Pitasky, Chief People Officer
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Marc Whitten	January 8, 2021
Marc Whitten - Signature	Date

Attachment 1
EMPLOYEE NONDISCLOSURE, ASSIGNMENT AND NON-SOLICITATION AGREEMENT
[Intentionally Omitted]

Exhibit B
LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA AND WASHINGTON
[Intentionally Omitted]

February 1, 2021
Marc Whitten
[Address Intentionally Omitted]

Re: Addendum to Offer of Employment by Unity Technologies SF
Dear Marc,
This Addendum to the Offer of Employment dated January 8, 2021 between you and Unity Technologies SF (the "Company") is entered into as of the date listed above, and amends the Offer of Employment by deleting Paragraph 2 (“Start Date”) in its entirety and replacing it with the following:
2. Start Date. Your start date will be February 22, 2021 (“Start Date”).
In addition, the Offer of Employment is revised to clarify that you will report to John Riccitiello, CEO, in the position of Senior Vice President & General Manager, Unity Create Solutions.
Nothing in this Addendum alters your at-will employment with the Company and all other terms and conditions in the Offer of Employment remain the same.

Very truly yours,
/s/ Scott Pitasky
Scott Pitasky, Chief People Officer
The foregoing terms and conditions are hereby accepted:

/s/ Marc Whitten	February 2, 2021
Marc Whitten	Date